Exhibit 99.1

ITT to Acquire YSI Incorporated; Deal Strengthens Company’s Water Instrumentation Business

WHITE PLAINS, N.Y. & YELLOW SPRINGS, Ohio--(BUSINESS WIRE)--July 11, 2011--ITT Corporation (NYSE: ITT) and privately held YSI Incorporated today announced a definitive agreement for ITT to acquire, via merger, YSI, a leading developer and manufacturer of sensors, instruments, software, and data collection platforms for environmental water monitoring. YSI had 2010 global revenues of $101 million and employs 390 people at several facilities in the U.S., Europe and Asia. Completion of the acquisition is expected in the third quarter 2011, pending customary closing conditions and approval from YSI’s shareholders.

“The addition of YSI is the next logical step in our strategy to acquire attractive companies whose businesses complement our existing water portfolio,” said Gretchen McClain, president of ITT’s Fluid and Motion Control business, and future chief executive officer of the new standalone water company that will separate from ITT later this year. “We see very compelling growth characteristics in the analytical instrumentation market. As we move toward the formation of our new water company, the addition of YSI further builds on our attractive analytics business and our commitment to provide the best solutions to the challenges our customers face across the water industry.”

ITT’s analytics business is a leading manufacturer of premium field, portable, laboratory and online analytical instruments used in water and wastewater, environmental, medical, and food and beverage applications. The company’s meters, sensors, analyzers and related consumables are used every day by thousands of end-users world-wide to analyze and control quality in industrial applications where precise measurement is required. ITT’s analytics products are sold under the globally recognized brands WTW, SI Analytics, OI Analytical, Royce Technologies, Aanderaa Data Instruments (AADI), Global Water Instrumentation, ebro and Bellingham & Stanley.

“The opportunity to add a company with the brand recognition and reach of YSI not only strengthens our Analytics portfolio, but also gives us a great opportunity to globally expand our entire existing brand offering,” said Chris McIntire, president of ITT Analytics. “YSI’s expertise in field and outdoor, environmental applications strongly complements and broadens our existing capabilities. From our workplace cultures to our philanthropic initiatives, YSI and ITT are a perfect fit.”

Rick Omlor, chairman and chief executive officer of YSI Incorporated, said, “We believe joining ITT offers a great opportunity to continue growing our business, and I’m especially pleased that YSI will live on within a strong global company united around water. With a 63-year legacy founded in scientific discovery and innovation, YSI’s strong brand equity, backed by ITT’s global citizenship philosophy is the right choice to move YSI into the future.”

About YSI Incorporated

Founded in 1948, YSI is a leading developer and manufacturer of sensors, instruments, software, and data collection platforms for environmental water monitoring. YSI has 390 employees in 22 locations serving customers throughout the world.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company reported 2010 revenue of $11 billion. www.itt.com

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the separation of the Company into three independent publicly-traded companies, the terms and the effect of the separation, the nature and impact of such a separation, capitalization of the companies, future strategic plans and other statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to: economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. or international government defense budgets; decline in consumer spending; sales and revenue mix and pricing levels; availability of adequate labor, commodities, supplies and raw materials; interest and foreign currency exchange rate fluctuations and changes in local government regulations; competition, industry capacity and production rates; ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; our ability to borrow or to refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; changes in the value of goodwill or intangible assets; our ability to achieve stated synergies or cost savings from acquisitions or divestitures; the number of personal injury claims filed against the company or the degree of liability; uncertainties with respect to our estimation of asbestos liability exposures, third party recoveries, and net cash flow; our ability to effect restructuring and cost reduction programs and realize savings from such actions; government regulations and compliance therewith, including compliance with and costs associated with new Dodd-Frank legislation; changes in technology; intellectual property matters; governmental investigations; potential future employee benefit plan contributions and other employment and pension matters; contingencies related to actual or alleged environmental contamination, claims and concerns; changes in generally accepted accounting principles; other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our other filings with the Securities and Exchange Commission. In addition, there are risks and uncertainties relating to the planned tax-free spinoffs of our Water and Defense businesses, including the timing and certainty of the completion of those transactions and the ability of each business to operate as an independent entity. The guidance for full-year 2011 is based on the company's current structure and does not give effect to the separation of our Water and Defense businesses into newly independent public companies.

The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
ITT Corporation
B.J. Talley, 914-641-2094
william.talley@itt.com
or
ITT Analytics
Laura Brockway, 781-937-4130
laura.brockway@itt.com
or
YSI Incorporated
Gayle Rominger, 937-767-2349
grominger@ysi.com